Exhibit 99.1

Furniture Brands International, Inc.
1 North Brentwood Blvd.
St. Louis, Missouri 63105

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FURNITURE BRANDS ANNOUNCES COURT APPROVAL FOR
ENHANCED “STALKING HORSE” BID FOR COMPANY’S ASSETS

Preliminary Agreement Reached For KPS Capital Partners
To Acquire Assets Including Lane Business For $280 Million

Includes Enhanced Terms On DIP Financing

Extends Offers of Employment To Substantially All Current Employees

ST. LOUIS, October 3, 2013 -- Furniture Brands International ("Furniture Brands" or "the Company") today announced that it has entered into an asset purchase agreement with KPS Capital Partners L.P. ("KPS") to acquire substantially all of the Company’s assets for $280 million, including the Company’s Lane business.
In addition, Furniture Brands has filed a motion seeking authorization from the U.S. Bankruptcy Court for the District of Delaware the Honorable Judge Christopher S. Sontchi presiding, to conduct an auction process for the Company. Under Section 363 of the U.S. Bankruptcy Code, KPS would serve as the “stalking horse” bidder in the proposed auction, establishing a minimum value of the Company’s assets.
The Court entered an interim order under which KPS will replace Oaktree Capital Management L.P. as the DIP lender to ensure its operations will continue uninterrupted and to set a final hearing for October 11, 2013. KPS has committed to fund up to approximately $190 million as the DIP lender.
In order to maximize the asset price of the Company’s brands, the acquisition agreement would allow for additional qualified prospective bidders to enter an auction process with KPS, in accordance with procedures established by the Court. The Court authorized the Company to proceed with an auction of the Company’s assets on or before December 10, 2013, subject to the approved bidding procedures, and set December 5, 2013 as the deadline for any bids.
Ralph Scozzafava, Chairman of the Board and CEO of Furniture Brands commented: “The KPS bid for our business establishes a solid foundation as we move toward a successful emergence from Chapter 11. The KPS bid also enhances our creditors’ return with a higher total price as well as enhanced DIP financing terms. We are also pleased that KPS has extended an offer of employment to substantially all of our current employees.”
Scozzafava concluded: “The continued interest in the Company and brands demonstrates their significant value. We will continue to work diligently through this reorganization process to serve the best interest of our stakeholders including our customers, dealers, employees and partners. We believe this enhanced bid illustrates the long term merits of our future as a healthy, standalone business and our ability to emerge from this process as a strong standalone business going forward.”
Based on the current stalking horse bid, shareholders will not receive any distribution or recovery on account of their common stock.
Furniture Brands and certain of its affiliates commenced cases to reorganize under chapter 11 of the U.S. Bankruptcy Code on September 9, 2013. The chapter 11 cases are being jointly administered under case number 13-12329.  Additional information about the restructuring is available at the Company’s website www.furniturebrands.com. For access to Court documents and other general information about the Chapter 11 cases, please visit: http://dm.epiq11.com/FBN
About Furniture Brands
Furniture Brands International (OTC: FBNIQ) is a world leader in designing, manufacturing, sourcing and retailing home furnishings. Furniture Brands markets products through a wide range of channels, including company owned Thomasville retail stores and through interior designers, multi-line/independent retailers and mass merchant stores. Furniture Brands serves its customers through some of the best known and most respected brands in the furniture industry, including Thomasville, Broyhill, Lane, Drexel Heritage, Henredon, Pearson, Hickory Chair, Lane Venture, Maitland-Smith and LaBarge. To learn more about the company, visit www.furniturebrands.com
Cautionary Statement Regarding Forward-Looking Statements
Matters discussed in this document and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, of our anticipated growth, operating results, future earnings per share, or plans and objectives, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “will,” “believe,” “positioned, ” “estimate,” “project,” “target,” “continue,” “intend,” “expect,” “future,” “anticipates,” and similar expressions that are not statements of historical fact. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 29, 2012, and in our other subsequent public filings with the Securities and Exchange Commission. Such factors include, but are not limited to: failure to identify and successfully implement strategic initiatives; changes in economic conditions; loss of market share due to competition; changes in our pension funding obligations; failure to forecast demand or anticipate or respond to changes in consumer tastes and fashion trends; failure to achieve projected mix of product sales; business failures of large customers; distribution realignments; inventory write-downs; sales distribution and manufacturing realignments; continued operating losses; loss of or reduction in trade credit; ability to service or refinance our debt;  restrictions in our credit facilities; increased reliance on offshore sourcing of various products; fluctuations in the cost, availability and quality of raw materials; product liability uncertainty; environmental regulations; future acquisitions or dispositions; possible delisting of our common stock; loss of key personnel; impairment of intangible assets; anti-takeover provisions which could result in a decreased valuation of our common stock; our inability to secure additional financing to meet our operating and capital needs; our ability to open and operate new retail stores successfully; disruptions of our IT systems; failure to maintain and upgrade our IT systems; and fluctuations in our common stock. It is routine for internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that all forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this report or other periodic reports are made only as of the date made and may change. While we may elect to update forward-looking statements at some point in the future, we do not undertake any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.